Exhibit 5.1

SIDLEY AUSTIN LLP 70 ST MARY AXE LONDON, EC3A 8BE +44 20 7360 3600 +44 20 7626 7937 FAX AMERICA • ASIA PACIFIC • EUROPE

Your Ref:	Our Ref: JW/SWO/AM/92889/10010

International Game Technology PLC
2nd Floor Marble Arch House
66 Seymour Street
London W1H 5BT

18 May 2021

Dear Sirs

International Game Technology PLC:
Registration under the US Securities Act of 1933, AS AMENDED

1.	We are acting on the instructions of International Game Technology PLC (the "Company") in connection with the registration under the US Securities Act of 1933 as amended (the "Securities Act") on Form S-8 of 20,485,656 ordinary shares of $0.10 each in the capital of the Company (the "Shares") in connection with the 2021 Equity Incentive Plan of the Company (the "Equity Plan").

2.	For the purposes of issuing this letter (and the opinion within it), we have reviewed only the documents referred to in the Appendix to this letter (the "Documents").

Scope

3.	The opinion set out in this letter (which is strictly limited to the matters stated in this letter and is not to be read as extending, by implication or otherwise, to any other matters) relates only to English law as applied by the English courts as at the date of this letter. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

4.	In particular (but without limitation):

(a)	by giving this letter, we do not assume any obligation to notify you of future changes in law which may affect the opinion expressed in this letter, or otherwise to update this letter (or the opinion within it) in any respect;

(b)	to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws;

Sidley Austin LLP is a limited liability partnership formed and registered under the laws of the
State of Delaware. The offices listed above (other than London) are offices of associated Sidley Austin partnerships.

A list of names of partners in the partnership is available at 70 St Mary Axe, London, EC3A 8BE.

Authorised and regulated by the Solicitors Regulation Authority under number 79075.

(c)	we express no opinion as to whether the Form S-8 contains all the information required by applicable law and/or regulation; and

(d)	we have not been responsible for verifying whether statements of fact (including regarding any law other than English law), opinion or intention in any Documents (or in any related documents) are accurate, complete or reasonable.

Opinion

5.	On the basis of the assumptions and subject to the reservations set out below, we are of the opinion that:

(a)	the Company is a public company limited by shares and is duly incorporated under English law; and

(b)	subject to and upon the Shares being duly allotted and issued by the Company to participants pursuant to the Equity Plan, the Shares will be duly and validly authorised and issued, fully paid and no further contributions in respect of such Shares will be required to be made to the Company by the holders of such Shares in respect of the issue of such Shares by reason solely of their being such holders.

Assumptions

6.	The opinion set out in paragraph 5 above is based upon the following assumptions (made without investigation):

(a)	that all copy Documents supplied to us are complete, up-to-date, authentic and accurate and conform to the originals, which themselves are genuine, and that all signatures on such Documents are genuine;

(b)	that each of the statements in the Certificate (as defined in the Appendix to this letter) is true and correct as at the date of this letter;

(c)	that the Equity Plan (as annexed to the Certificate), was validly adopted by the Company and has been and will be operated in accordance its terms;

(d)	that the Shares will, before allotment or issue, have been fully paid up in cash in an amount no less than the nominal value of the Shares in accordance with the Companies Act 2006 (the "Act");

(e)	that the Shares will be allotted and issued in accordance with the articles of association of the Company, the Act and the rules of the Equity Plan;

(f)	that all resolutions of the board of directors and/or of the committees thereof required to approve or operate the Equity Plan (including in respect of the allotment and issue of Shares, and the grant of rights in relation to such allotment and issue) were, or (in the case of resolutions to be passed after the date of this letter) will be, duly passed, either by duly adopted written resolution or at properly convened and duly held meetings (in each case by duly appointed directors or, as the case may be, duly appointed and constituted committees of the directors) and that such resolutions will not be amended or rescinded and will remain in full force and effect;

(g)	that the resolution of the shareholders of the Company to approve the Equity Plan, and all acts and things to implement the Equity Plan, was duly passed at a properly convened meeting of the shareholders of the Company duly held on 11 May 2021 (the "AGM") and will not be amended or rescinded and will remain in full force and effect;

(h)	that each director of the Company has disclosed (and, in relation to any relevant resolutions of the directors of the Company (or any committee thereof) after the date of this letter, will disclose) any interests which he or she may have in the Equity Plan (or in any awards to be made under the Equity Plan) in accordance with the provisions of the Act and the articles of association of the Company and that, to the extent required by the articles of association of the Company, no director shall vote on any matter relating to the Equity Plan in which he or she is interested;

(i)	that, as at the effective dates of awards in relation to, and the allotment of, Shares (in each case under or pursuant to the Equity Plan), there will be authority granted by the shareholders of the Company to:

(i)	grant rights to subscribe for or to convert into shares in the Company and allot shares in the Company, in each case in accordance with section 551 of the Act; and

(ii)	disapply section 561 of the Act for the purpose of such grants of rights and allotments,

which will, in each case, be in full force and effect and unutilised to the extent necessary to permit such awards and allotments of Shares free from pre-emption (in relation to which we would note that the copy of the minutes of the AGM and the scrutineer report certifying the result of the poll taken at the AGM, as annexed to the Certificate, show that such authorities, in respect of up to 10,242,829 Shares and the period to the end of the next annual general meeting of the Company or, if sooner, 10 August 2022, were passed at the AGM);

(j)	that the delegation by the board of directors of the Company of any of its powers in relation to the grant of awards in relation to, or the allotment and issue of, Shares (in each case under or pursuant to the Equity Plan), will not be revoked or varied prior to the dates of any such grant of awards or allotment and issue of Shares (respectively) pursuant to any such delegated power;

(k)	that:

(i)	the directors of the Company, in authorising:

(A)	the grant of awards under the Equity Plan in relation to, and the allotment and issue of, the Shares; or

(B)	the delegation of any power to any person in relation to any such grant or allotment; and

(ii)	any such person to whom such power has been delegated,

have exercised, or will (in the case of matters after the date of this letter) in each case exercise, their powers in accordance with their duties under all applicable laws, including the Act and the articles of association of the Company;

(l)	that:

(i)	where Shares are deposited with the Depositary Trust Company ("DTC"), the name of the nominee of DTC, Cede & Co. ("Cede"), (and not the allottee) the number of Shares allotted to such allottee will be duly entered into the register of members of the Company in the name of Cede (and not the allottee) and the allottee will be credited by DTC with book entry interests in respect of the Shares to which the allottee is entitled; or

(ii)	where the Shares are not deposited with DTC, the relevant allottee and the number of Shares allotted to such allottee will be duly entered into the register of members of the Company in the name of the allottee;

(m)	that neither the articles of association of the Company nor the Equity Plan will be amended at any time, or in any manner, which is relevant for the purposes of the opinion set out in this letter;

(n)	that the information disclosed by the Company Search and the Winding Up Search (each as defined in the Appendix to this letter) was accurate as at the date of those searches and has not since then been altered;

(o)	that the Company Search did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of the Company Search, and the Winding Up Search did not fail to elicit any material information;

(p)	that, as of the date of this letter and at the time of any grant of an award in relation to, or any allotment and issue of, Shares (in each case under or pursuant to the Equity Plan):

(i)	no passing of any winding-up resolution, making of any winding-up order, presentation of any winding-up petition, making of any administration application or administration order, appointment of an administrator, service of any notice of intention to appoint an administrator, appointment of a liquidator or provisional liquidator, appointment of a receiver, manager or administrative receiver, approval of any voluntary arrangement, obtaining of any moratorium, making of any recognition order under the Cross-Border Insolvency Regulations 2006 (S.I. 2006/1030), as amended and in force on the date of this letter, anything analogous to any of the foregoing under any foreign law or the commencement of any foreign insolvency proceedings has occurred in relation to the Company (in which regard, we would note that none of these circumstances was apparent from the results of the Winding Up Search and the Company Search); and

(ii)	the Company is not unable to pay its debts within the meaning of Section 123 or 222-224 of the Insolvency Act 1986, as amended and in force on the date of this letter, nor is it bankrupt or insolvent under the laws of any relevant foreign jurisdiction; and

(q)	that, save for the Documents, there is no other document or arrangement that modifies or supersedes any of the Documents.

Reservations

7.	Our opinion is subject to the following matters:

(a)	although there is considerable overlap between the types of English insolvency processes capable of being disclosed by the Company Search and the Winding Up Search, there are differences and some are not capable of being disclosed by either type of search, and neither type of search is capable of disclosing the commencement of foreign insolvency proceedings; and

(b)	the searches are not conclusive for a number of reasons, including: (i) as regards the Winding Up Search, the register at the Central Registry may not be updated immediately, on a timely basis or at all to reflect filings; (ii) the Winding Up Search may not reveal winding up or administration proceedings commenced in a County Court or District Registry; and (iii) as regards the Company Search, information required to be filed with the Registrar of Companies is not in all cases required to be filed immediately, once filed the information may not be made publicly available immediately and may not be filed on a timely basis or at all. We have not made enquiries of any County Court or District Registry.

8.	We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the "Commission") as an exhibit to the Form S-8 relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ SIDLEY AUSTIN LLP

APPENDIX

Documents Reviewed

(1)	A certificate addressed to us from Pierfrancesco Boccia, the company secretary of the Company, dated 18 May 2021 and the documents annexed thereto (the "Certificate"), including:

(a)	a copy of the articles of association of the Company adopted by the shareholders of the Company on 25 June 2020;

(b)	a copy of an extract from the minutes of a meeting of the compensation committee of the Company held on 10 March 2021 in connection with the Equity Plan;

(c)	a copy of the minutes of the AGM and the scrutineer report certifying the result of the poll taken at the AGM;

(d)	a copy of an extract from the minutes of a meeting of the directors of the Company held on 11 March 2021 in connection with the Equity Plan; and

(e)	a copy of the rules of the Equity Plan.

(2)	The Form S-8.

(3)	The results of the search, carried out on our behalf by Armadillo Business Information Limited, at 10:48 a.m. (London time) on 18 May 2021 of the public records of the Company on file and available for inspection by the public at the Companies Registry (the "Company Search").

(4)	The results of the search, carried out on our behalf by Company Registrations Online Limited, relating to entries on the Central Index of Winding Up and Administration Petitions in respect of the Company at 11:00 a.m. (London time) on 18 May 2021 (the "Winding Up Search").